Exhibit 10.7

OPERATING AGREEMENT

OF

MANHATTAN CAPITAL MARKETS LLC

i

TABLE OF CONTENTS

(continued)

ii

OPERATING AGREEMENT
OF MANHATTAN CAPITAL MARKETS LLC

This Operating Agreement (the “Operating Agreement”) of Manhattan Capital Markets LLC, a California limited liability company (the “Company”) is made as of July 30, 2010, by and among each of the Persons whose name is set forth on Exhibit A to this Operating Agreement, as it may be amended from time to time (each such party a “Member” and collectively, the “Members”).

WHEREAS, the Articles of Organization (the “Articles”) of the Company were filed in the Office of the Secretary of State of California on June 22, 2010; and

WHEREAS, the Members desire to enter into this Agreement to set forth their respective ownership interests in the Company and the principles by which it will be operated and governed.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
TERMS AND CONDITIONS

1.1           Name.  The name of the Company is Manhattan Capital Markets LLC.  The Company may conduct business under that name or any other name as decided by the Board.

1.2           Term.  The term of existence of the Company will be perpetual, unless the Company is earlier dissolved in accordance with this Operating Agreement, the Articles, or the Act.

1.3           Principal Office and Agent.  The principal office of the Company will be located at 2141 Rosecrans Avenue, Suite 1160, El Segundo, California 90245 or such other location as the Board may select from time to time.  The agent of the Company is the initial agent named in the Articles or another Person selected by the Board from time to time.

1.4           Business of the Company.  The Company shall engage in the Business, and any other business as may be approved by the Board that may be conducted by a California limited liability company.  The Company shall have any and all lawful powers necessary or desirable to carry out the purposes and business of the Company.

1.5           Limitation of Liability.  To the fullest extent permitted by current and future applicable law, no Member is liable for the debts, obligations or liabilities of the Company, including under a judgment, decree, or order of a court.

1.6           Treatment of Company.  The Members intend that the Company be treated as a partnership, rather than as an association taxable as a corporation, for federal income tax purposes.  No Member, Director or Officer may cause the Company to elect to be taxed as an association taxable as a corporation under Treasury Regulations Section 301.7701-3(c) or otherwise take any action that would result in the Company not being treated as a partnership for federal income tax purposes without the unanimous approval of the Members.

1.7           Certain Definitions.  When used in this Operating Agreement, the capitalized terms not defined elsewhere will have the meanings set forth within Article IX of this Operating Agreement.

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1           Capital Contributions.

(a)           Each Member will make initial Capital Contributions to the Company in the amounts and in the manner shown opposite the Member’s name on Exhibit A to this Operating Agreement when requested by the Board.  No Member will be required to make any additional Capital Contributions to the Company except as expressly provided herein.  However, the Members may make additional Capital Contributions if approved by the Board in its sole and absolute discretion on such terms as may be approved by the Board upon compliance with the provisions of Section 2(c) hereof.

(b)           The Company shall have such classes (“Classes”) or series (“Series”) thereof, issued in units (“Units”), as are described in this Section 2.1(b) or as may be established from time to time by the Board under Section 2.1.  The following rules govern the Classes for all purposes of this Operating Agreement at all times:  (a) each Member of a Class has the same rights and obligations hereunder as any other Member of the same Class; (b) Members of one Class have different rights and obligations from those of another Class only to the extent expressly provided in this Operating Agreement; and (c) a Person may own Units of different Classes at the same time, and in that case shall be deemed to be a Member of one Class to the extent of the amount of Units of such Class owned by such Person and a Member of another Class to the extent of the amount of Units of such other Class owned by such Person.  Initially, the Company shall have two Classes of Interests, the “Class A Membership Units” and the “Class B Membership Units”.

(i)            The Company shall have 1,000,000 authorized Class A Membership Units.  A total of 700,000 Class A Membership Units will be issued to MB pursuant to the Contribution Agreement, and 300,000 Class A Membership Units will be issued to Management Company pursuant to the Contribution Agreement.  Prior to the EBITDA Trigger Date and satisfaction of the Minimum EBITDA Threshold, the Class A Membership Units shall have the sole right to vote or to participate in the management of the Company.

(ii)           The Company shall have 166,667 authorized Class B Membership Units, all of which shall be issued to Management Company pursuant to the Contribution Agreement.  Prior to the EBITDA Trigger Date and satisfaction of the Minimum EBITDA Threshold, the Class B Membership Units shall have no right to vote or to participate in the management of the Company, or any right to share in allocations of Net Income or Net Loss, or to any distributions hereunder other than distributions upon dissolution of the Company under

Section 8.3(c).  On and after the EBITDA Trigger Date upon satisfaction of the Minimum EBITDA Threshold, or upon such quarter-end date occurring prior to the EBITDA Trigger Date as the Company shall have achieved cumulative consolidated EBITDA of not less than $20,000,000, excluding revenue related to mortgage banking, the Ownership Percentages will be recalculated such that the Class B Membership Units shall have the right to vote and participate in the management of the Company, and the right to share in all allocations of Net Income or Net Loss and to receive distributions hereunder at the same per Unit rate as the Class A Membership Units.

(iii)          The “EBITDA Trigger Date” shall mean December 31, 2011.  The “EBITDA Measurement Period” shall mean the period commencing on the Initial Date and ending on the EBITDA Trigger Date.  The “Initial Date” shall be October 1, 2009.  The “Minimum EBITDA Threshold” shall mean cumulative consolidated EBITDA for the Company and its wholly owned subsidiaries for the EBITDA Measurement Period, excluding any revenue related to mortgage banking, of not less than $20,000,000.  If on the EBITDA Trigger Date, the Minimum EBITDA Threshold has not been satisfied, the Class B Membership Units shall be cancelled and redeemed by the Company for $0.01.

(c)           Should the Board determine, in its reasonable discretion, that additional capital is required in connection with the Business, the Board may call for additional Capital Contributions (“Additional Capital Contributions”) from the Members.

(i)            The Board shall give written notice to the Members of the total amount of Additional Capital Contributions requested and the reasons for such Additional Capital Contributions and shall provide the Members with not less than 45 days to provide the total Additional Capital Contributions requested in proportion to their ownership of (A) the Class A Membership Units prior to the EBITDA Trigger Date and (B) all Class A and Class B Membership Units after the EBITDA Trigger Date.

(ii)           In the event the Members fail to contribute all of the Additional Capital Contributions requested by the Board under Section 2.1(c)(i), the Board may cause Interests respecting such Additional Capital Contributions to be issued to such Persons, including the Members, as the Board may determine, and to admit such purchasers as Members.  Such additional Interests shall have such terms as the Board may determine, which terms may be superior to the terms of the Units or other Interests previously issued to the Members; provided, that if the Board proposes to issue such additional Interests, such Interests shall first be offered for a period of not less than fifteen (15) days from the date of delivery of written notice thereof to the Members before being issued to any other Person.  If more than one Member elects to purchase the additional interests, the Board shall resolve all disputes, including the respective pro rata share based on the relative Ownership Percentage of each electing Member or on the amount of the purchase of the additional Interests of each electing Member, as best as the Board reasonably can, and the Board’s determination thereof shall be final and binding on all Members.  Any additional Interests not sold to the existing Members may then be offered and sold to other Persons on the same terms as offered to the Members.

2.2           Capital Accounts.  The Company will establish an individual capital account (the “Capital Account”) for each Member.  The Company will determine and maintain each Capital Account in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited:  (i) such Member’s Capital Contributions (including Additional Capital Contributions, if any), (ii) such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Sections 6.1(b) or 6.4 hereof, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

(b)           To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 6.1(b) or 6.4 hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)           In the event all or a portion of a Member’s Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d)           In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.  In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with Treasury Regulations Section 1.704-1(b), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement hereof upon the dissolution of the Company.  The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, such adjustment shall require the consent of such Members.

2.3           No Interest.  The Company will not pay any interest on Capital Contributions.

2.4           Loans from Members.  Loans may be made by the Members to the Company on such terms as may be agreed upon by the Board and such Members.

2.5           Repurchase of Class A and Class B Membership Units of Management Company.

(a)           All or a portion of the Class A Membership Units and Class B Membership Units issued to the Management Company shall be repurchased by the Company under the circumstances set forth in this Section 2.5 for a price equal to $0.01 per Unit, unless the Board elects in writing to waive such repurchase in whole or in part.  In the event the Management Condition is not satisfied at any time during the period commencing on July 30, 2010 and ending on the first anniversary of the Initial Date, a percentage amount of Class A Membership Units and Class B Membership Units owned by the Management Company equal to that percentage of shares of common stock of the Management Company owned by the Management Principals shall be repurchased.  In the event the Management Condition is not satisfied at any time during the second year following the Initial Date, two-thirds of that percentage amount of Class A Membership Units and Class B Membership Units owned by the Management Company equal to that percentage of shares of common stock of the Management Company owned by the Management Principals shall be repurchased.  In the event the Management Condition is not satisfied at any time during the third year following the Initial Date, one-third of that percentage amount of Class A Membership Units and Class B Membership Units owned by the Management Company equal to that percentage of shares of common stock of the Management Company owned by the Management Principals shall be repurchased, unless the Minimum EBITDA Threshold shall have been satisfied for the EBITDA Measurement Period as of the EBITDA Trigger Date.  Notwithstanding the foregoing, upon a Change in Control the Class A Membership Units and Class B Membership Units shall no longer be subject to repurchase under this Section 2.5(a).

(b)           The “Management Condition” is the continued full-time employment of at least two of the Management Principals by the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC, except where a Management Principal is terminated by the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC without Cause or resigns for Good Reason (as defined in such Management Principal’s employment agreement with the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC).

ARTICLE III
MEMBERSHIP; CONVERSION RIGHT OF MANAGEMENT COMPANY

3.1           Admission of Additional Members.  Subject to Section 2.1(c) hereof, the terms of admission or issuance of Interests to new Members shall be determined by the Board.  The Board will reflect the creation of any new Class or Series in an amendment to this Operating Agreement and/or adoption of an Admission Agreement indicating the different rights, powers and duties.  All Members must agree in writing to be bound by the terms of this Operating Agreement and must deliver to the Company such additional documentation as the Board may require.

3.2           Representations and Warranties.  Each Member hereby represents and warrants to the Company and to each other Member that (a) the Member has full power and authority to execute and agree to this Operating Agreement and to perform his or her obligations under this Operating Agreement, and that all actions necessary for the due authorization, execution, delivery and performance of this Operating Agreement have been duly taken; (b) the Member has duly executed and delivered this Operating Agreement; and (c) the Member’s authorization, execution, delivery and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

3.3           Withdrawals.  No Member has the right voluntarily to withdraw from the Company as a Member, or to receive any portion of any Capital Contribution, except upon dissolution of the Company.

3.4           Lack of Authority.  No Member (other than a Member that is a duly appointed Officer) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditure on behalf of the Company.

3.5           Membership Meetings.  No annual or regular meetings of the Members are required to be held.  However, if such meetings are held, such meetings will be noticed, held, and conducted pursuant to the Act.  In any instance in which the approval of the Members is required under this Operating Agreement or the Act, such approval may be obtained in any manner permitted by the Act.

3.6           Merger of Management Company and MB.

(a)           In the event that all of the Merger Conditions are satisfied, Management Company shall have the right to elect to cause Management Company to be merged with and into MB with MB surviving (the “Merger”), in which event all, but not less than all, of the shareholders of the Management Company shall exchange all of their shares in the Management Company for shares of Common stock of Manhattan Bancorp resulting in the Company becoming a wholly-owned subsidiary of MB.  The Members intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368 of the Code and the Members agree to adjust the structure of the Merger as necessary to accomplish this intent.  Such election (“Merger Election”) shall be delivered in writing to MB not later than March 31, 2012.

(b)           The “Merger Conditions” are the following:

(i)            The Company and its wholly owned subsidiaries shall have consolidated EBITDA of not less than $20,000,000 for the EBITDA Measurement Period.

(ii)           MB shall conclude that the Manhattan Bancorp shares may be issued to Management Company shareholders in the Merger without registration or qualification under the Securities Act of 1933 (“Securities Act”) or state securities laws, and Management Company shall provide MB with such agreements and understandings as MB or Manhattan Bancorp may reasonably require to establish such exemptions.

(iii)          The Merger may be effected as a tax-free reorganization within the meaning of Section 368 of the Code, and MB and the Management Company shall have received such assurances respecting such tax-free treatment as they may reasonably require.

(iv)          All liabilities of the Management Company shall have been paid or provided for in a manner satisfactory to MB, the assets of Management Company shall be unencumbered and not subject to any rights of any third party, and there shall be no material pending or threatened litigation or claim of any kind against Management Company (except for litigation or claims brought by Manhattan Bancorp or any Affiliate thereof); provided, however, that trades may be outstanding provided such are within normal parameters for the operations of the Company.  The Management Principals shall indemnify and hold harmless MB from and against any and all liabilities, whether absolute or contingent, of the Management Company, and shall execute such reasonable indemnity agreements as MB may require reflecting such indemnity.

(v)           The Management Company and MB shall enter into an agreement and plan of merger reflecting the terms set forth in this Section 3.6 and containing such representations, warranties, covenants, conditions and other terms customary for transactions like the Merger.

(vi)          All regulatory and other third-party approvals required in connection with the completion of the Merger shall be received without the imposition of any condition that would be materially burdensome to the Company, MB or Manhattan Bancorp.

(vii)         The Management Condition is satisfied.

(c)           The aggregate maximum number of shares of Manhattan Bancorp common stock to be issued in the Merger upon conversion of the shares of Management Company shall be equal to the lesser of (i) 20,000 shares for each percentage point of Net Income or Net Loss included in the Ownership Percentage in all Net Income and Net Loss of the Company then represented by the Class A and Class B Membership Units owned by Management Company, pro rated for any portion less than a full percentage point, and (ii) 800,000.

(d)           If the outstanding shares of the stock of Manhattan Bancorp are increased, decreased, or changed into, or exchanged for a different number or class of shares or securities of Manhattan Bancorp, without receipt of consideration by Manhattan Bancorp, through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and class of shares to be exchanged for the shares of Management Company in the Merger.

(e)           The closing of the Merger will take place not later than the last to occur of (i) the date sixty (60) days following the date of delivery of the Election Notice, and five (5) business days following receipt of any necessary third-party approvals.  The closing shall be contingent upon the continued satisfaction of the Merger Conditions at the time of closing.

Management Company and its shareholders will execute and deliver such documents as may be reasonably required by MB to complete the transaction.

(f)            All of the shares of Manhattan Bancorp issued to the Management Company shareholders in connection with the Merger shall not be released at the closing to such shareholders, but in four tranches subject to satisfaction of the Release Condition on each Release Date as to each such holder.  Pending release MB shall hold such shares in escrow.  The “Release Condition” is that such recipient shareholder at the effective time of the Merger shall remain employed by the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC unless employment has been terminated by death, disability, or by the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC without Cause (as such terms are defined herein or, if defined in a written employment agreement between the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC and such recipient, the definition set forth in the written employment agreement between such recipient and the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC), or by such individual due to material breach by the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC of its financial obligations to such Person under any employment agreement or for Good Reason (as defined and to the extent provided for in a written employment agreement between the Company, any of the Company’s wholly-owned subsidiaries, or BOM Capital, LLC and such recipient).  Twenty five percent (25%) of the shares shall be released on the closing date of the Merger.  The remaining Manhattan Bancorp shares issued to an individual Management Company shareholder in the Merger shall be released by MB to former Management Company shareholders in installments of twenty five percent (25%) each on each of June 26, 2012, June 26, 2013 and June 26, 2014 if the Release Condition is satisfied on such dates (a “Release Date”) as to such shareholder.  At such time as a former Management Company shareholder fails to satisfy the Release Condition, all shares that would be otherwise issuable to such shareholder on all future Release Dates shall be cancelled without payment and released to Manhattan Bancorp.  Notwithstanding the foregoing all shares not previously released will be released upon occurrence of a Change in Control or sale by MB of a majority interest in the Company or by Manhattan Bancorp of a majority interest in MB; provided the Non-Competition Agreements are delivered to MB by each of the Management Principals who are to receive shares.  While Manhattan Bancorp shares are escrowed, former Management Company shareholders who may become entitled to such shares shall be entitled to exercise all voting rights and to receive all dividends and other distributions payable in respect of such shares (other than stock dividends).  The holding of any shares of Manhattan Bancorp in escrow pursuant to this Section 3.6(f) is intended to comply with the guidelines set forth for escrowed shares in Revenue Procedure 84-42, 1984-1 C.B. 521 and Rev. Proc. 77-37, 1977-2 C.B. 568.  This Section 3.6(f) shall be interpreted consistent with and, if necessary, adjusted to comply with that intent.

(g)           The Management Company shareholders will comply with all federal and state securities laws in connection with any sale or other disposition of shares of Manhattan Bancorp.  Manhattan Bancorp will be under no obligation to register or qualify such shares under any such law, or to satisfy the conditions of Rule 144 under the Securities Act.

ARTICLE IV
TRANSFER AND ASSIGNMENT OF INTERESTS

4.1           Restrictions on Transfer.  No Member may Transfer such Member’s Interest in the Company, in whole or in part, or enter into any agreement as a result of which any Person will become interested in such Member’s Interest in the Company, without the prior written consent of the Board (which consent may be withheld in the Board’s sole and absolute discretion).  Any contrary right is hereby waived.  Any attempted Transfer by a Person without such prior written consent is null and void ab initio.  The Board may condition its consent to a transfer of an Interest on such terms as it may determine, including requiring that such Interest first be offered for sale to the Company or its Members.  The foregoing restrictions shall not apply to any Transfer by MB of its Interest in the Company.

4.2           Tag-Along Rights.  In the event MB elects to sell all or a portion of its Interests in the Company, such that the Person or the Affiliates of the Person acquiring such Interests would acquire an Ownership Percentage of more than 50% in the Net Loss and Net Income of the Company, in an arm’s length transaction (i) to a purchaser for cash and/or deferred payments, or (ii) in exchange for equity interests in another entity (other than an entity controlled by or under common control with the Company) pursuant to merger or other business combination (each a “Transaction”), Management Company shall have the right to participate (a “Tag-along Right”) in such Transaction.  MB shall not complete such a Transaction unless notice of the proposed terms of such transaction is first given to Management Company of its right to be included in such sale (the “Transaction Notice”).  Within 15 days of the date of the Transaction Notice, Management Company may advise the Board and MB in writing of Management Company’s acceptance of the terms of the Transaction and any Class A Membership Units (prior to the EBITDA Trigger Date) or Class A and Class B Membership Units (after the EBITDA Trigger Date if the Minimum EBITDA Threshold has been satisfied for the EBITDA Measurement Period) Management Company desires to include in the Transaction.  The “Proportionate Share” of Management Company shall be equal to the aggregate Ownership Percentage represented by the Units proposed to be sold by MB in the Transaction multiplied by the percentage of the total Ownership Percentage represented by issued and outstanding Class A Membership Units (prior to the EBITDA Trigger Date) or Class A and Class B Membership Units (after the EBITDA Trigger Date if the Minimum EBITDA Threshold has been satisfied for the EBITDA Measurement Period) of the Company owned by Management Company.  To the extent the purchaser in the Transaction is unwilling to increase the total amount of Interests to be purchased to include the Units proposed to be transferred by Management Company and all Units elected to be sold by MB, the number of Units to be sold by MB shall be reduced accordingly so as to permit Management Company to sell to the purchaser up to that percentage of the total Units equal to its Proportionate Share.  Management Company agrees to execute any purchase agreements or other documents required by the purchaser and to cause the Non-Competition Agreements to be executed and delivered by the Management Principals to MB if the transaction includes all Units then owned by Management Company, as a condition to its right to participate in the Transaction.

4.3           Drag-Along Rights.  In the event MB elects to complete a Transaction, MB may elect to cause Management Company to participate in such Transaction (a “Drag-Along Right”).  MB shall notify Management Company of the terms thereof and the Units to be sold by

Management Company (the “Drag-Along Notice”) at least thirty (30) days prior to the anticipated date set for the closing of the Transaction, together with a statement including the material terms of the transaction and the identity of the parties.  For a period of twenty (20) days from the date of delivery of such Drag-Along Notice, Management Company shall have the right by giving written notice to MB (a “Drag-Along Election”) to elect to (a) participate in the transaction by including Units owned by Management Company in an amount equal to its Designated Percentage according to the terms of the Drag-Along Notice, or (b) sell its Designated Percentage of its Units to MB or such party as MB may designate for cash equal to the amount that Management Company would receive in its capacity as a Member of the Company in respect of the Designated Percentage of its Units if the assets of the Company were sold at a cash price equal to their Fair Market Value (determined in the manner provided for under Section 4.4) and the cash proceeds of such sale were distributed after payment or provision for all Company liabilities.  Notwithstanding the foregoing, if a Drag-Along Notice is delivered to Management Company in connection with a Transaction that could reasonably be expected to be completed prior to the EBITDA Trigger Date, Management Company may deliver the Drag-Along Election within fifteen (15) days of receipt of a copy of the Appraiser’s determination of Fair Market Value to either (y) sell the Designated Percentage of its Units for the cash amount determined based on such appraisal, or (z) require the Board to cause the Company to be liquidated and dissolved.  Management Company shall transfer in the Transaction its Designated Percentage as determined below.  The “Designated Percentage” of Management Company included by MB in the Transaction shall be equal to the total of all Ownership Percentages represented by Units proposed to be sold in the Transaction multiplied by the Ownership Percentage of the total issued and outstanding Class A Membership Units (prior to the EBITDA Trigger Date) or Class A and Class B Membership Units (after the EBITDA Trigger Date if the Minimum EBITDA Threshold has been satisfied for the EBITDA Measurement Period) of the Company represented by the Units owned by the Management Company, unless otherwise agreed by MB and Management Company.  Management Company agrees to execute any purchase agreements or other documents required by the purchaser in connection with the Transaction and to cause Non-Competition Agreements to be executed and delivered by the Management Principals if the Transaction includes all Class A Membership Units then owned by the Management Company, as a condition to its participation therein.

4.4           Change in Control of MB.  In the event a Change in Control of MB or Manhattan Bancorp shall occur prior to the Merger, MB shall give Management Company not less than thirty (30) days prior notice of the anticipated closing date of the transaction and a statement including the material terms of the transaction and identity of the parties (“Control Notice”).  For a period of twenty (20) days from the date of delivery of such notice, Management Company shall have the right by giving written notice to MB (an “Election Notice”) to elect to sell all, but not less than all, of its Units to MB or such party as MB may designate for cash equal to the amount that Management Company would receive in its capacity as a Member if the assets of the Company were sold at a cash price equal to their Fair Market Value and the cash proceeds of such sale were distributed after payment or provision for all Company liabilities.  If the Election Notice is timely delivered, the Fair Market Value shall be determined.  The “Fair Market Value” shall be the value as determined by a recognized valuation, appraisal or investment banking firm selected by the board (“Appraiser”), and the determining of Fair Market Value by the Appraiser shall be binding on the parties.  The Appraiser shall determine the Fair Market Value of the Company’s assets as of the time of the giving of the Control Notice subject to subsection (c) below.  Should the Appraiser express the Fair Market Value as a range, the midpoint of such range shall be used to calculate the Fair Market Value herein.  In arriving at the Fair Market Value of the Company’s assets, the appraisers shall use the going concern concept, without any discounts for minority interest or lack of marketability, and observe the following bases for valuation, but shall not be limited to them in computing the Fair Market Value of the Company’s assets:

(i)            In determining the Fair Market Value, the existence of a willing purchaser shall be assumed;

(ii)           Past, present and prospective earnings or market conditions, including economic risk attendant thereto and existing and prospective economic conditions in the businesses in which the Company is engaged, including availability of third party financing for the Company’s products, shall be considered in arriving at a valuation figure; and

(iii)          The Appraiser shall assume that the existing employment agreements between the Company and the Management Principals them employed by the Company remain in effect and all potential severance, change in control and other benefits thereunder are paid by the Company, and reduce the value of the Company by the present value of any additional compensation to be paid to all employees of the Company, including the Management Principals, above the compensation earned by them at the time of the Control Notice.

(b)           Notwithstanding the foregoing, if a Control Notice is delivered to Management Company in connection with a Change in Control transaction that could reasonably be expected to be completed prior to the EBITDA Trigger Date, Management Company may deliver the Election Notice within fifteen (15) days of receipt of a copy of the Appraiser’s determination of Fair Market Value elect, in its sole discretion, to either (i) waive its right to have its shares purchased hereunder in connection with such Change in Control, (ii) sell all Units for the cash amount determined based on such appraisal as provided above in this Section 4.4, or (iii) require the Board to cause the Company to be liquidated and dissolved.

(c)           Management Company agrees to execute any purchase agreements or other documents required by the purchaser of any Units hereunder and to cause the Non-Competition Agreements to be executed and delivered by the Management Principals, as a condition to its right to sell its Units hereunder.

(d)           A “Change in Control” of MB, Manhattan Bancorp or the Company occurs upon the effective date of the first to occur of the following events:

(i)            Merger, Consolidation, and Other Transactions.  Any (A) merger where the Company or MB or Manhattan Bancorp, or a corporation in which the Company’s or MB’s or Manhattan Bancorp’s shareholders (or in the case of the Company, its voting membership interest holders) as constituted immediately prior to the merger do not own, directly or indirectly, at least 50% of such entity’s common stock or voting membership interests or 50% of the common stock or voting membership interests of the parent of such corporation or entity (or an equivalent economic interest in the case of an entity that is not a corporation or limited liability company) following such merger in the same proportions as their ownership interests in the Company or MB or Manhattan Bancorp prior to such transaction, is not the surviving corporation; (B) a transfer of all or a substantial portion (more than 50%) of the assets of the Company or MB or Manhattan Bancorp to another corporation or other person in which the Company’s or MB’s or Manhattan Bancorp’s shareholders or voting membership interest holders as constituted immediately prior to such transfer do not own, directly or indirectly, at least 50% of the common stock or voting membership interests or 50% of the common stock or voting membership interests of the parent of such corporation or entity (or an equivalent economic interest in the case of a transferee that is not a corporation or limited liability company) following such transfer in the same proportions as their ownership interests in the Company or MB or Manhattan Bancorp prior to such transaction; or (C) the liquidation or dissolution of the Company or MB or Manhattan Bancorp, except for a liquidation or dissolution in which the assets and liabilities of the Company or MB or Manhattan Bancorp are transferred to a transferee in which the owners of the Company’s or MB’s or Manhattan Bancorp’s common stock or voting membership interests as constituted immediately prior to the transaction own, directly or indirectly, at least 50% of the common stock or voting membership interests or 50% of the common stock or voting membership interests of the parent of the transferee (or an equivalent economic interest in the case of a transferee that is not a corporation or limited liability company) following such liquidation or dissolution in the same proportions as their ownership interests in the Company or MB or Manhattan Bancorp prior to such transaction; or

(ii)           Majority Stockholder.  Any person (as such term is used in Section 13(d) of the securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its Affiliates (but excluding MB, Manhattan Bancorp, Management Company, the Company’s or MB’s or Manhattan Bancorp’s employee benefit plans, and the individuals who were the Company’s or MB’s or Manhattan Bancorp’s officers or directors on the date of this Agreement, or direct or indirect owners or a group of affiliated owners of in excess of 20% of the shares or voting membership interests of MB or the Company on the date of this Agreement or their respective Affiliates), becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of more than 50% of the outstanding Units of the Company or MB’s or Manhattan Bancorp’s outstanding common stock.

(iii)          Regulatory Exception.  Notwithstanding anything else to the contrary set forth herein, a “Change in Control” shall not include any sale of Units, Interests, stock or other securities, merger, transfer of assets, consolidation, liquidation, reorganization or other transaction instituted by or at the request of FINRA, the Securities Exchange Commission, the Office of the Comptroller of the Currency, Federal Reserve Board, the Federal Deposit Insurance Corporation or any other regulatory agency to resolve any supervisory concerns respecting MB, Manhattan Bancorp or any of its banking subsidiaries, Management Company or the Company.

(e)           MB agrees to provide the Company with reasonable notice respecting any regulatory concerns that could reasonably be expected to adversely impact the rights of Management Company under Section 4.4(c) hereof.

4.5           Substitution of Members.  A transferee of an Interest will have the right to become a substitute Member only if (a) consent of the Board is given in accordance with

Section 4.1, (b) such person executes an instrument satisfactory to the Board accepting and adopting the terms and provisions of this Operating Agreement, and (c) such person pays any reasonable expenses in connection with his or her admission as a new Member.  The admission of a substitute Member will not result in the release of a Member who assigned his Interest from any liability that such Member may have to the Company unless the transferee is a transferee of MB that expressly agrees to assume such liability.

4.6           Ownership of Management Company.

(a)           Management Company will not be permitted to have any shareholders other than shareholders reasonably approved by the Board who are full-time employees of the Company or any of its subsidiaries, provided, that nothing herein shall restrict a member of Management Company from (i) transferring shares in Management Company to an inter vivos trust of which the approved equity holder is a settler and, together with such settlor’s spouse, is the life beneficiary; or (ii) transferring shares in Management Company by will or law of intestate succession.  Each of the Management Principals will initially own no more than 23% of the outstanding equity interests of Management Company and shall, at all times, own at least 10% of the outstanding equity interests of Management Company individually, unless such requirement is waived by the Board.  In the event that the employment of a Management Principal ceases for any reason prior to a Change in Control, the Company shall redeem from the Management Company, at a price of $0.01 per Unit, a percentage of the total Class A Membership Units and Class B Membership Units then owned by the Management Company in the event such Management Principal’s total percentage ownership in the Management Company (the “Management Principal Percentage Interest”) exceeds 15% of the total outstanding Management Company shares or other equity interests.  The amount of Class A Membership Units and Class B Membership Units to be redeemed shall equal the result obtained by multiplying (i) the Management Principal Percentage Interest minus 15%, by (ii) the number of Class A Membership Units and Class B Membership Units then owned by the Management Company.  The foregoing repurchase rights of the Company shall be in addition to, and not in lieu of, any repurchase of Units under Section 2.5 hereof, and shall be determined and concluded after any repurchase under Section 2.5 has been concluded.

(b)           Management Company agrees that neither its outstanding shares, nor its Interests in the Company will be pledged, hypothecated or subject to any security interest otherwise transferred except as provided herein or in accordance with the Management Company Shareholders’ Agreement.  Management Company also agrees to cause all of its shareholders to provide services exclusively to Company and its subsidiaries.  At no time will Management Company engage in any business other than owning Units in the Company.  A copy of the executed Management Company Buy-Sell Agreement is attached hereto as Exhibit C, and no material changes or amendments thereto will be made without approval of the Board, and no shares or other rights shall be issued to any Person not executing a copy thereof and becoming a party thereto.

(c)           In order to ensure compliance with various laws and regulations including, without limitation, those relating to banking, the payment system, money laundering and fund transfers, as well as to ensure compliance with certain obligations that are or may hereafter be imposed under the terms of any processing or other third party agreement relating to operation of the business of the Company, Management Company agrees to comply with all commercially reasonable requests for any documentation or other information concerning Management Company shareholders (“Indirect Investors”), and their respective Affiliates, and to provide such written assurances as may be reasonably requested from time to time by the Company or MB.

(d)           In the event that the Board or MB reasonably determines that the continued association with the Company of any Indirect Investor in Management Company will have a material adverse effect on the Company’s or MB’s ability to conduct business (a “Licensing Issue”), Management Company agrees, upon thirty (30) days advance written notice, to take such remedial action as may be reasonably requested by the Board in order to rectify such Licensing Issue including, but not limited to, taking commercially reasonable steps to redeem the Indirect Investor’s interest in Management Company if the Licensing Issue relates to such Indirect Investor’s interest in Management Company.

ARTICLE V
MANAGEMENT AND CONTROL OF THE COMPANY

5.1           Board of Directors.

(a)           Subject to the limitations set forth in this Agreement, the business and affairs of the Company shall be managed and all Company powers shall be exercised by or under the direction of a board of directors (each a “Director” and collectively the “Board” or “Board of Directors”) who shall be designated by the Members as set forth herein and who shall constitute the, and have all the powers of, “managers” of the Company within the meaning of the Act.  The Board shall initially consist of seven Directors until changed by a vote of the Board, including a majority of both the Management Company Directors and MB Directors.

(b)           (i)            Three directors shall be appointed and may be removed or replaced by Management Company (the “Management Company Directors”) and four directors shall be appointed and may be removed or replaced by MB (the “MB Directors”).  The initial Management Company Directors shall be Harold Hermelee, Tad Dahlke and Greg Jacobson.  At MB’s option it may elect to appoint less than four MB Directors, in which event the votes of the MB Directors in office shall be weighted so as to constitute four-sevenths of the total votes.  For example, if there are only two MB Directors in office, then each such MB Director shall have two votes on all matters submitted to the Board.

(ii)           A member of the Board may be removed at any time and for any reason by the Member appointing such Director.  Any vacancy in the Board occurring because of death, resignation or removal of a Director may be filled by the Member entitled to appoint such Director.

(iii)          Any action taken by the Board shall be duly authorized if approved by a number of Directors equal to a majority of the authorized Directors (subject to the last two sentences of Section 5.1(b)(i).

(c)           Regular meetings of the Board are not required.  The Directors shall confer and vote according to written procedures to which they may agree from time to time,

which procedures shall be part of the Company’s books and records.  Directors may vote by proxy until such time as the Board shall elect to discontinue such procedure.  Any proxy shall be in writing, shall be valid only for the specific meeting or actions identified therein, and shall be delivered to the Chairman of the Board.  Any matter relating to voting and meeting procedures of the Board not otherwise addressed by this Agreement or by written procedures under the foregoing sentence shall be governed by those provisions of the California General Corporation Law applicable to meeting and voting procedures for the board of directors of a corporation, with such changes as are necessary or appropriate to apply such provisions to meetings of managers of a limited liability company.

5.2           Members.  Members shall only have the right to vote on the election or removal of Directors in accordance with Section 5.1.  Except as otherwise specifically provided herein, all other matters shall be determined by the Board.

(a)           Whenever this Agreement requires a vote, approval or consent by the Members, except as expressly provided otherwise in this Agreement, such vote, approval or consent shall be by a Majority in Interest of the Members.

(b)           The Members shall confer and vote according to such written procedures as they may approve from time to time, which procedures shall be part of the Company’s books and records.  Any matter relating to voting and meeting procedures of the Members not otherwise addressed by this Agreement or by written procedures under the foregoing sentence shall be governed by those provisions of the Act applicable to meeting and voting procedures for members of a limited liability company.  Notwithstanding anything to the contrary in this Section 5.2(b),

(i)            in no event shall annual or other regular meetings of the Members be required;

(ii)           on any matter that is to be voted on by the Members, the Members may take such action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by those Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Interests entitled to vote thereon were present and voted; provided, that the Members signing such consent shall promptly give copies of the same to the Board and the other Members; and

(iii)          on any matter that is to be voted on by Members, the Members may vote in person or by proxy.

5.3           Officers.

(a)           The Board shall delegate such duties and responsibilities necessary to operate the business of the Company to one or more officers of the Company (each an “Officer” and collectively the “Officers”) as the Board determines from time to time and are consistent with this Agreement.  The Officers shall include a President, three Senior Managing Directors (which shall be the most senior position in the Company other than President or Chief Executive Officer), and may include a Secretary, a Chief Financial Officer, and in addition thereto and at the discretion of the Board, a Chairman of the Board, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other Officers as may be elected or appointed by the Board.  One person may hold two or more offices.  The initial President, Chief Executive Officer and Senior Managing Director of the Company shall be Greg Jacobson.  Harold Hermelee and Tad Dahlke shall each be Senior Managing Directors as long as they are employed by the Company on a full-time basis.  The Company shall have an executive committee (“Executive Committee”) that shall have such authority as is specified herein or as granted from time-to-time by the Board.  Greg Jacobson, Harold Hermelee and Tad Dahlke shall constitute the initial members of the Executive Committee and shall be members of the Executive Committee as long as they are employed by the Company on a full-time basis.  The Executive Committee shall prepare an annual operating budget at least three months’ prior to the beginning of each 12 months of operations of the Company for approval by the Board (the “Annual Budget”).

(b)           Subject to the authority of the Board and the provisions of this Agreement and such policies as may be adopted by the Board in the future, the Officers shall have the responsibility and the authority to make all day to day decisions respecting the Business.  Notwithstanding the foregoing, without the consent of the Board, the Officers, including the Executive Committee, shall not:

(i)            take any action that would conflict with any provision of this Agreement;

(ii)           make any distributions of property or cash to any Member;

(iii)          incur any indebtedness other than indebtedness not exceeding $10,000 other than funds borrowed from MB or its Affiliates;

(iv)          make any expenditures of capital in excess of $15,000 in any single transaction or series of related transactions;

(v)           create or cause to be created any liens against any of the Company’s assets or properties, including, without limitation, the Company’s cash flow;

(vi)          commence any Bankruptcy Action;

(vii)         institute or settle any litigation or arbitration;

(viii)        sell any material Company assets or engage in any transaction outside the ordinary course of business;

(ix)           exceed the approved expenditures in any Annual Budget line item by more than 10%, or 6% respecting the total Annual Budget;

(x)            engage in any business other than the Business;

(xi)           enter into any merger, joint venture, partnership, operating or similar arrangement;

(xii)          hire any employees on terms not approved by the Board or the Board Designee;

(xiii)         increase the commissions, pay or benefits payable by the Company to any shareholders of the Management Company;

(xiv)        enter into any lease of real property; or

(xv)         enter into any vendor contract, license or other agreement with any early termination charge or cancellation fee in excess of $25,000.

Notwithstanding the foregoing, if a specific action described in clauses (iii), (iv) or (xii) is contemplated by the then current approved Annual Budget, and is otherwise implemented in a manner consistent with this Operating Agreement and the written policies of the Company, the Officers may implement such action without further Board approval.  With respect to hiring matters under Section 5.3(b)(xii) the initial “Board Designee” shall be Jeffrey Watson, or, if Mr. Watson is unavailable to act or unable to act within two (2) business days of a request for approval to hire a Company employee, Rick Sowers.  The Board may change the Board Designee upon written notice to the Executive Committee at any time.  The employment of all Company employees shall be subject to a satisfactory prior background check, including a credit report, litigation, lien and regulatory enforcement searches.

5.4           Matters Affecting Directors and Officers.

(a)           Notwithstanding any provision of the Act to the contrary, no Director shall have the authority to execute any note, mortgage, evidence of indebtedness, contract, conveyance, or other instrument (or any assignment or endorsement thereof) in the name of the Company, or otherwise bind the Company with respect to such instrument.  Any such instruments may be signed by any person or persons and in such manner as from time to time shall be determined by the President or the Board and, unless so authorized by the President or the Board, no Director, Officer, agent, or employee other than Senior Managing Directors shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or amount.

(b)           Each Director and Officer shall at all times be under a duty to (a) discharge such person’s duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner such person reasonably believes to be in the best interests of the Company; (b) take all actions that may be necessary or appropriate for the continuation of the Company as a limited liability company under California law, the protection of the Members from personal liability for the debts and liabilities of the Company, and the accomplishment of the Company’s purposes; and (c) devote such time to the Company as the Board shall determine shall be necessary to manage the Company’s business; and each such person shall use such Person’s reasonable efforts to conduct the affairs of the Company in a manner such Person believes to be in the best interests of the Company, including the safekeeping and use of all of the Company property for the exclusive benefit of the Company.  In discharging the duties hereunder, a Director or Officer may rely on information received from other persons if such reliance is consistent with such Officer’s duties under this Section 5.4(b).

5.5           Indemnification.  To the fullest extent permitted by applicable law, each of the Members, Directors and Officers of the Company (each an “Indemnitee”) will be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the assets of the Company are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of the affairs of the Company, subject to all limitations and requirements imposed by the Act.  These indemnification rights are in addition to any rights that the Indemnitee may have against third parties.

5.6           Consent and Voting Rights of Members.  The actions listed in this Article V and specifically identified elsewhere in this Agreement as requiring the consent of one or more Members constitute the only matters of the Company upon which Members will have a right to consent or vote in their capacities as Members, notwithstanding any provision of the Act, including specifically any right to vote on any reorganization or the right to exercise dissenters’ rights under Chapter 13 of the Act.

ARTICLE VI
ALLOCATIONS OF NET INCOME AND NET LOSS AND DISTRIBUTIONS

6.1           Allocations of Net Income and Net Loss.  After giving effect to the special allocations set forth in Section 6.4 hereof, of Net Income, Net Loss or items thereof required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, Net Income and Net Loss shall be allocated to the Members in the following priority and manner:

(a)           Net Income shall be allocated to the Members in the following order of priority:

(i)            First, to any Member allocated Net Loss under Section 6.1(b) that could not be allocated to another Member due to the limitations contained in the proviso in Section 6.1(b), an amount equal to the amount of such Net Loss;

(ii)           Thereafter, to the Members, pro rata, in proportion to their respective Ownership Percentages, subject, in the case of the Class B Membership Units, to the provisions of Section 2.1(b)(ii).

(b)           Net Loss shall be allocated to the Members pro rata, in proportion to their respective Ownership Percentages, subject, in the case of the Class B Membership Units, to the provisions of Section 2.1(b)(ii), provided, however, any allocations of Net Loss which would cause a Member to have an Adjusted Capital Account Deficit shall be applied proportionally to the other Members so as to allocate the maximum amount of Net Loss to such Members without causing any Member to have an Adjusted Capital Account Deficit.

(c)           For purposes of this Agreement, “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2           Distributions.  Except upon the liquidation of the Company under Section 8.3 hereof (in which case distributions shall be made in the manner and at the time provided in Section 8.5 hereof) the Company shall make distributions of Available Cash according to this Section 6.2.

(a)           No distribution shall be made under this Section 6.2 to the extent it would, in the reasonable determination of the Board, cause the Company to have insufficient cash flow to operate its business in a reasonable manner or to be in default under any net worth, debt-to-equity ratio, asset base, or similar financial test or covenant contained in, or otherwise violate or accelerate, any financing arrangement, promissory note, loan or credit agreement, security agreement, indenture, or other instrument to which the Company is a party (other than an instrument under or with respect to which a Member or Affiliate thereof is the applicable creditor).

(b)           Subject to the Company having Available Cash, the Company shall make minimum distributions in cash to the Members in an aggregate amount with respect to each Fiscal Year, no later than the date occurring ninety (90) days after the end of such Fiscal Year, in an amount at least equal to 40% of its taxable Net Income with respect to such Fiscal Year other than any Net Income allocated to offset Net Loss previously allocated to a Member.  Distributions of Available Cash to the Members pursuant to this Section 6.2(b) shall be subject to the provisions of Section 6.2(a).

(c)           The Board is hereby authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over any federal, state, local, or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.  Distributions shall be deemed made to a Member in such amounts that the Company withholds or pays over to a taxing authority on account of amounts allocable to a Member pursuant to any requirement of the Code or of foreign, state or local tax law.

(d)           Subject to the distribution provisions of Section 8.2 governing distributions upon dissolution, Available Cash shall thereafter be distributed in such amounts and at such times as the Board shall determine, in its discretion after due consideration to the interests of all Members, to the Members in accordance with their respective Ownership Percentages after accounting for any prior distributions made under Section 6.2(b).

6.3           Transferred Interests.  If any Interest is transferred, or is increased or decreased by reason of the admission of a new Member, or otherwise, during any Fiscal Year of the

Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year allocable, and cash or Company property which is distributable, to the holder of such Interest for such Fiscal Year shall be allocated and distributed based on a method consistent with Section 706(d) of the Code.  All requirements of the Code and Treasury Regulations (including Section 752 and related Treasury Regulations) shall be applied in any reasonable manner approved by the President after consultation with the Company’s accountants.

6.4           Code Section 704(b) Allocations.  The following special allocations shall be made in the following order and priority:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Nonrecourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.4(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.4(c) shall be made only if and to the extent that the Member would have an Adjusted

Capital Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 6.4(c) were not in this Agreement.  This Section 6.4(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 6.4(c) hereof and this Section 6.4(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Ownership Percentages.

(f)            Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any Fiscal Year shall specially be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1); provided, however, that if more than one Member bears the economic risk of loss for such debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated to and among the Member in the same proportion that they bear the economic risk of loss for such Member Nonrecourse Debt.  This Section 6.4(f) is intended to comply with the provision of Treasury Regulations Section and shall be interpreted consistently therewith.

(g)           Curative Allocations.  The allocations set forth in Sections 6.4(a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.4(g).  Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Board shall make such offsetting allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

6.5           Code Section 704(c) Allocations.  Notwithstanding any other provision in this Article VI, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value (computed in accordance with subparagraph (a) of the definition of Gross Asset Value) on the date of contribution.  In the event the Gross Asset Value of any property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of Net Income, Net Loss, or other items or distributions pursuant to any provisions of this Agreement.  Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

6.6           Tax Matters Member.

(a)           The Board shall designate one Member to be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”), or, if the Board fails to designate a Member, then the Tax Matters Member shall be that Member that has the largest Ownership Percentage at the close of the applicable taxable year.

(b)           The Tax Matters Member shall take no action in such capacity without the consent of the Board (not to be unreasonably withheld or delayed) other than such action as the Tax Matters Member may be required to take by law.  In complying with the responsibilities outlined in Code Sections 6222 through 6231, the Tax Matters Member shall incur no liability to the other Members provided that the Tax Matters Member was not grossly negligent in complying with its responsibilities.  The Tax Matters Member shall not be required to incur any expenses for the preparation for or pursuance of administrative or judicial proceedings unless the Board agrees on a method for sharing such expenses, or the Company may pay for such expenses.

(c)           The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the other Members without first obtaining the consent of the Board.

(d)           No Member shall file, pursuant to Code Section 6227, a request for an administrative adjustment of items for any Company taxable year without first notifying the Board.  If the Board agrees with the requested adjustment, then the Tax Matters Member shall file the request for administrative adjustment on behalf of the requesting Member.  If such consent is not obtained within thirty (30) calendar days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf.

(e)           Any Member intending to file a petition under Code Sections 6226, 6228 or other Section with respect to any item or other matter involving the Company shall notify the Board of such intention and the nature of the contemplated proceeding.  In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.  If any Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding provisions of this Section 6.6, then such Member shall notify the Board of such intended action.

(f)            The Tax Matters Member shall not bind the Members to a settlement agreement without obtaining the consent of the Board.  For purposes of this Section 6.6, the term “settlement agreement” shall include a settlement agreement at either an administrative or judicial level.  Any Member who enters into a settlement agreement with respect to any Company items (within the meaning of Code Section 6231(a)(3)) shall notify the Board of such settlement agreement and its terms within ninety (90) calendar days from the date of settlement.  Under no circumstances shall the Tax Matters Member enter into a settlement agreement without the prior consent of the Board.

(g)           The provisions of this Section 6.6 shall survive the termination of the Company or the termination of any Member’s Interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the IRS, the United States Department of the Treasury or any state taxation authority with jurisdiction over the Company any and all matters regarding the United States Federal or any state income taxation of the Company.

(h)           If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the Board of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE VII
BOOKS AND RECORDS

7.1           Accounting Principles.  The Net Income and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under such method of accounting as may be approved by the Board.

7.2           Records and Reports.  At the expense of the Company, the Company will maintain records and accounts of all operations and expenditures of the Company.  At a minimum, the Company will keep at its principal place of business the following records:

(a)           A current list that states:  (i) the name and mailing address of each Member and (ii) the Interests owned by each Member;

(b)           Copies of the federal, state and local information or income tax returns for each of the Company’s three (3) most recent tax:  years (or such shorter period that the Company has been in existence);

(c)           A copy of the Articles and this Operating Agreement, all amendments or restatements thereof, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Articles or this Agreement, classes or groups of Members;

(d)           Correct and complete books and records of account of the Company; and

(e)           Any other books, records or documents required by this Operating Agreement, the Articles, the Act or other applicable law.

7.3           Returns and Other Elections.  The Board will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of the returns, or pertinent information therefrom, shall be furnished to the Members within one hundred twenty (120) days after the end of each Fiscal Year.  All elections permitted to be made by the Company under federal or state laws will be made by the Board.

7.4           Bank Accounts.  All funds of the Company will be deposited in its name in an account maintained in a commercial financial institution, which shall be Bank of Manhattan unless otherwise determined by the Board.  The funds of the Company shall not be commingled with the funds of any other Person.  Checks may be drawn on the Company account or accounts only for the purposes of the Company and may be signed by one or more of the Board or a designated Officer or Officers.

ARTICLE VIII
DISSOLUTION AND WINDING UP

8.1           Dissolution.  The Company will be dissolved and its affairs will be wound up upon the first to occur of the following:

(a)           On the election of the Board to dissolve the Company;

(b)           The sale or other disposition of all of the Company’s assets for

(c)           The election of Management Company as permitted under Sections 4.3 or 4.4(d) hereof.

8.2           Winding-up.

(a)           On dissolution of the Company, the business and affairs of the Company will terminate, the assets of the Company will be liquidated, and the Company’s affairs will be wound up under this Article VIII.

(b)           Dissolution of the Company is effective as of the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs and the Company’s assets have been distributed as provided in Section 8.3.

(c)           On dissolution of the Company, the Board (or an agent approved by the Board, who may be an Officer) may cause any part or all of the assets of the Company to be sold or distributed in kind in the manner approved by the Board (or an agent approved for such purpose).

8.3           Distribution of Assets on Dissolution.  In settling accounts after dissolution, the assets of the Company will be paid in the following order:

(a)           First, to creditors, including Members, in the order of priority as provided by law, except those to Members of the Company on account of their Capital Contributions;

(b)           Second, amounts necessary to establish such cash reserves that the Board deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)           Third, to the Members, pro rata, in proportion to and in an amount equal to the positive balances in their respective Capital Accounts (after making all allocations required by Article VI).

8.4           Distributions in Kind.  Assets of the Company may be distributed to the Members entitled thereto individually or as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if the property had been sold for cash and the net proceeds distributed to the Members.  If distributions in kind are made to the Members on dissolution and winding up of the Company, the Capital Account balances of those Members will be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value.

8.5           Distributions to Trust.  Distributions pursuant to Section 8.3 may be made to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust will be distributed to the Members from time to time, subject to the approval of the Board (or an agent approved for such purpose) in the same proportions as the amounts distributed to the trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

8.6           Certificates of Dissolution and Cancellation.  When all liabilities and obligations of the Company have been paid or discharged or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, a certificate of dissolution and a certificate of cancellation shall be executed on behalf of the Company by the President, a Senior Managing Director or another authorized Officer and shall be filed with the Office of the Secretary of State of the State of California, and the Officers, Directors and/or Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and the completion of the winding up of the Company.

8.7           Company Name.  In the event of termination of the Company or its sale to any other Person, the Company or its acquiror shall have no further right to use the name “Manhattan Capital” or any derivation thereof without the consent of MB.

ARTICLE IX
DEFINITIONS

The following terms used in the Operating Agreement will have the meanings set forth below, unless the context otherwise requires:

AAA	“AAA” shall have the meaning set forth in Section 10.14(b).

AAA Commercial Arbitration Rules	“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 10.14(b).

Act	The California Limited Liability Company Act, as amended.

Additional Capital Contribution	“Additional Capital Contribution” shall have the meaning set forth in Section 2.1(c)

Adjusted Capital Account Deficit	“Adjusted Capital Account Deficit” shall have the meaning set forth in Section 6.1(c).

Admission Agreement	An agreement between the Company and any Member pursuant to which such Member is issued an Interest in the Company.

Affiliate	With respect to a Person, any other Person controlled by, controlling or under common control with such Person.

Annual Budget	“Annual Budget” shall have the meaning set forth in Section 5.3(a).

Appraiser	“Appraiser” shall have the meaning set forth in Section 4.4(a).

Articles	“Articles” shall have the meaning set forth in the Preamble.

Available Cash

Available Cash means, with respect to any fiscal period, such portion of the cash in the Company’s bank accounts that, in the sole discretion of the Board, is available for distribution to the Members after a reasonable provision has been made for reserves.

Bankruptcy Action	Bankruptcy Action means:

(a) The commencement of any voluntary proceedings under federal or state bankruptcy laws;

(b) The failure to terminate any involuntary proceedings under federal or state bankruptcy laws within thirty (30) days after the commencement thereof;

(c) A general assignment for the benefit of creditors; or

(d) The issuance of a charging order against the interest of any person without the removal thereof within thirty (30) days after issuance.

Board or Board of Directors	“Board” or “Board of Director” has the meaning set forth in Section 5.1(a).

Business

The Business of the Company shall consist of (a) holding shares of stock in Manhattan Advisory Services Inc., and (bc) related or incidental activities and such other activities as may be approved by the Board, including both a majority of the MB Directors and Management Company Directors.

Business Day	Any day other than a Saturday, a Sunday, or a day on which banks are closed in Los Angeles, California.

Capital Account	The account established for each Member maintained in a manner that the Board determines is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and Section 2.2 hereof.

Capital Contribution

The total amount of cash and the fair market value of other property, net of liabilities securing such property contributed to the Company by any Member (or the predecessor holder or holders of the Interests of any Member).

Cause

Cause shall mean termination of employment for personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or cease-and-desist or other order of any banking or other regulatory agency or material breach of any provision of this Agreement. For purposes of this Operating Agreement, no act, or the failure to act, on an employee’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of Company, MB or Manhattan Bancorp, and any banking subsidiary thereof.

Change in Control	“Change in Control” shall have the meaning set forth in Section 4.4(d).

Class	“Class” shall have the meaning set forth in Section 2.1(b).

Class A Membership Units	“Class A Membership Units” shall have the meaning set forth in Section 2.1(b).

Class B Membership Units	“Class B Membership Units” shall have the meaning set forth in Section 2.1(b).

CPP	“CPP” shall have the meaning set forth in Section 10.15.

Code	The Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

Company	Manhattan Capital Markets LLC, a California limited liability company.

Company Minimum Gain	“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Contribution Agreement	That certain Contribution Agreement dated as of July 30, 2010, by and among the Company, Bodi Investors, Inc. and MBFS Holdings, Inc.

Depreciation

“Deprecation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

Designated Percentage	“Designated Percentage” shall have the meaning set forth in Section 4.3.

Director

Director shall have the meaning set forth in Section 5.1(a).  Notwithstanding any other provisions hereof, no individual shall serve as a Director if the Office of the Comptroller of the Currency, Federal Reserve Board, or any other regulatory agency shall object to such individual’s service.

Dispute	“Dispute” shall have the meaning set forth in Section 10.14(a).

Drag-Along Election	“Drag-Along Election” shall have the meaning set forth in Section 4.3.

Drag-Along Notice	“Drag-Along Notice” shall have the meaning set forth in Section 4.3.

Drag-Along Rights	“Drag-Along Rights” shall have the meaning set forth in Section 4.3.

EBITDA

EBITDA shall mean, for any period, the consolidated earnings (or loss) of the Company for such period (excluding extraordinary items) before (a) income tax expense, (b) net interest expense, (c) amortization expense, and (d) depreciation, and with all charges, reserves and accruals determined in accordance with generally accepted accounting principles and reflected on the Company’s financial statements.

EBITDA Measurement Period	“EBITDA Measurement Period” shall have the meaning set forth in Section 2.1(b)(iii).

EBITDA Trigger Date	“EBITDA Trigger Date” shall have the meaning set forth in Section 2.1(b)(iii).

EESA	“EESA” shall have the meaning set forth in Section 10.15.

Election Notice	“Election Notice” shall have the meaning set forth in Section 4.4(a).

Exchange Act	“Exchange Act” shall have the meaning set forth in Section 4.4(d)(ii).

Executive Committee	“Executive Committee” shall have the meaning set forth in Section 5.3.

Fair Market Value	“Fair Market Value” shall have the meaning set forth in Section 4.4(a).

Fiscal Year	The period of January 1 to and including December 31.

Gross Asset Value	“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis in the hands of the Company for federal income tax purposes, except as follows:

(a)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the contributing Member and the Board;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Board, as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the grant of an interest in the Company (other than a de minimus interest) as consideration for the provision to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new

Member acting in a Member capacity in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)            The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Board; and

(d)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Losses,” and “Net Income” and Section 6.4(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Loss and Net Income.

Indemnitee	“Indemnitee” shall have the meaning set forth in Section 5.5.

Indirect Interests	“Indirect Interests” shall have the meaning set forth in Section 4.6(c).

Initial Date	“Initial Date” shall have the meaning set forth in Section 2.1(b)(iii).

Initial Employee Equity Schedule

The schedule set forth as Exhibit B to this Agreement setting forth the names of all employees of the Company who are shareholders of the Management Company as of the date hereof, together with a description of the total number of shares held by such person in the Management Company.

Interests	Units representing the entire ownership interest of all Members of the

Company, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and consent or approval rights.  Units may be issued in one or more Classes or Series as provided herein.

Licensing Issue	“Licensing Issue” shall have the meaning set forth in Section 4.6(d).

Majority in Interest

That number of Members or class of Members, as the case may be, whose Ownership Percentages equal more than 50% of the aggregate Ownership Percentages of all Members or class of Members, as the case may be.

Management Company:	Bodi Advisors Inc., a California corporation.

Management Company Directors	“Management Company Directors” shall have the meaning set forth in Section 5.1(b)(i).

Management Condition	“Management Condition” shall have the meaning set forth in Section 2.5(b).

Management Principal Percentage Interest	“Management Principal Percentage Interest” shall have the meaning set forth in Section 4.6(a).

Management Principals	Management Principals means Greg Jacobson, Tad Dahlke and Harold Hermelee.

Manhattan Bancorp	Manhattan Bancorp, a California corporation and the parent of MB.

MB	MB Financial Services, Inc., a California corporation.

MB Directors	“MB Directors” shall have the meaning set forth in Section 5.1(b)(i).

Member

Each Person designated as a Member on Exhibit A, and each Person hereinafter admitted to the Company as a Member, as provided in this Operating Agreement, but does not include a Person who has ceased to be a Member.

Member Nonrecourse Debt	“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).  In the case of Member Nonrecourse Debt for which the creditor’s recourse against the Company is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by the Board.

Member Nonrecourse Deductions	“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i).

Merger	“Merger” shall have the meaning set forth in Section 3.6(a).

Merger Conditions	“Merger Conditions” shall have the meaning set forth in Section 3.6(a).

Merger Election	“Merger Election” shall have the meaning set forth in Section 3.6(a).

Minimum EBITDA Threshold	“Minimum EBITDA Threshold” shall have the meaning set forth in Section 2.1(b)(iii).

Mortgage Banking Condition

Mortgage Banking Condition means the election, at its sole option, of Bank of Manhattan, a subsidiary of Manhattan Bancorp, to enter the mortgage banking business and the execution by such bank and the Company of a mortgage services agreement under which the bank may elect to fund loans originated through Mortgage Broker and to compensate Mortgage Broker for services rendered in connection with such activities.

Mortgage Broker	A subsidiary of Company which may be formed to engage in the residential mortgage brokerage business.

Mortgage Broker Revenue

Amounts received by Company or Mortgage Broker for the origination, placement, marketing and/or sale of mortgage loans (including net gain on the sale of assets in excess of their cost basis) by Company or Mortgage Broker, less any adjustment for loan loss provisions (including reserves and actual losses) adopted by the Board of Directors of Company or Mortgage Broker and reflected in the Company’s or Mortgage Broker’s financial statements.

Net Loss or Net Income

For any Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Loss or Net

Income pursuant to this definition of “Net Loss” and “Net Income” shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Net Loss” and “Net Income” shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value” hereof, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Loss or Net Income;

(d)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Loss or Net Income; and

(g) Any items which are specially allocated pursuant to Sections 6.4 or 6.5 hereof shall not be taken into account in computing Net Loss or Net Income.

Non-Competition Agreement	Non-Competition and Non-Solicitation Agreements in the form of Exhibit E to be executed by the Management Principals as provided herein.

Nonrecourse Deductions

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).  The amount of Nonrecourse Deductions for a Fiscal Year shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that Fiscal Year, reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Treasury Regulations Section 1.704-2(c).

Nonrecourse Liability	“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

Officer	Officers shall have the meaning set forth in Section 5.3(a).

Operating Agreement	This Operating Agreement, as it may be amended from time to time.

Ownership Percentage	The ownership percentage represented by a Unit in each item of Net Income, Net Loss and distributions expressed as a percentage of all outstanding Class A Membership Units.

Person	An individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or a government or political subdivision thereof.

Prime Rate	The prime or reference rate charged by major U.S. money center banks as listed in the Money Rates column of The Wall Street Journal.

Proportionate Share	“Proportionate Share” shall have the meaning set forth in Section 4.2.

Regulatory Allocations	“Regulatory Allocations” shall have the meaning set forth in Section 6.4(g).

Release Condition	“Release Condition” shall have the meaning set forth in Section 3.6(f).

Release Date	“Release Date” shall have the meaning set forth in Section 3.6(f).

Securities Act	“Securities Act” shall have the meaning set forth in Section 3.6(b)(ii).

Series	“Series” shall have the meaning set forth in Section 2.1(b).

Tag-Along Right	“Tag-Along Right” shall have the meaning set forth in Section 4.2.

Tax Matters Member	“Tax Matters Member” shall have the meaning set forth in Section 6.6(a).

Transaction	“Transaction” shall have the meaning set forth in Section 4.2.

Transaction Notice	“Transaction Notice” shall have the meaning set forth in Section 4.2.

Transfer	Or derivations thereof of an Interest means the sale, assignment, exchange, pledge, hypothecation, or other disposition of an Interest.

Treasury Regulations

The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations.

Units	“Units” shall have the meaning set forth in Section 2.1. Except as otherwise provided herein, each Unit shall share equally in all allocations of Net Income and Net Loss and distributions.

UST	“UST” shall have the meaning set forth in Section 10.15.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1         Notices.

(a)           Any notice, notification, demand or request provided or permitted to be given under this Operating Agreement must be in writing and will have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) emailed to the president of the recipient with confirmation of delivery.

(b)           For purposes of all notices, the addresses of the Members are set forth on Exhibit A.

(c)           All notices, notifications, demands or requests so given will be deemed given and received (i) if mailed, seven (7) days after being deposited in the mail; (ii) if sent via overnight courier, the next Business Day after being deposited; or (iii) if sent by email, the next Business Day after being emailed.

10.2         Application of Law.  This Operating Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of California, and specifically the Act.

10.3         No Action for Partition.  No Member may maintain any action for partition with respect to the property of the Company.

10.4         Headings and Sections.  The headings in this Operating Agreement are inserted for convenience only and do not describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.  Unless the context requires otherwise, all references in this Operating Agreement to Sections or Articles will be deemed to mean and refer to Sections or Articles of this Operating Agreement.

10.5         Amendments.  Notwithstanding anything else contained in this Operating Agreement, the Articles and this Operating Agreement may be amended, supplemented or restated by approval of the Board; provided, however, that no amendment may be adopted without the consent of all affected Members if the amendment would (a) dilute the economic interests of the Member of any Class or Series other than on a basis that is proportional to all Members of such Class or Series, (b) obligate any Member to contribute additional capital beyond the Capital Contributions provided herein without the consent of the contributing member, or (c) change the Company to a general partnership.

10.6         Number and Gender.  Where the context so indicates, the masculine includes the feminine and the neuter, the neuter includes the masculine and feminine, and the singular includes the plural.

10.7         Binding Effect.  Except as herein otherwise provided to the contrary, this Operating Agreement will be binding upon and inure to the- benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

10.8         Counterparts.  This Operating Agreement may be executed in multiple counterparts, each of which is considered an original and will be binding upon the Member who executed the same, but all of such counterparts will constitute the same agreement.

10.9         Severability.  If any provision of this Operating Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Operating Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Operating Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

10.10       Entire Agreement.  The Articles and this Operating Agreement (a) constitute the entire agreement between the parties relating to the subject matter hereof, and (b) supersede all previous contracts and agreements between the parties hereto, both oral and written.  Neither this Operating Agreement nor any Admission Agreement shall be construed to be a contract between the Company and a Member regarding employment, the provision of services to the Company or any other subject other than the terms set forth in this Operating Agreement or any such Allocation Agreement.

10.11       Insurance.  The Company may purchase and maintain insurance on behalf of any Person who is or was a Director, Officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, manager, agent or similar functionary or another Person against any liability.

10.12       Consultation Rights.  For as long as the Management Principals continue to be employed on a full-time basis by the Company, and Management Company is not in default of its obligations hereunder, the Management Company shall have reasonable consultation rights with respect to Manhattan Bancorp concerning matters affecting the Business and its development, including reasonable access by the Management Principals to senior management of Manhattan Bancorp and the ability to report directly to and consult with the board of directors of Manhattan Bancorp at each regular meeting thereof.

10.13       Expenses.  The Company will pay all expenses and costs, including reasonable attorneys’ and filing fees, incurred by Management Company, the Management Principals, MB and Manhattan Bancorp in connection with the negotiation and preparation of this Operating Agreement and the formation and capitalization of the Company.

10.14       Arbitration Agreement.

(a)           Binding Arbitration.  Upon the request of either of the parties hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (for example, whether in contract or in tort, under statutory or common law, or legal or equitable), now existing or hereafter arising between or among the parties in any way arising out of, pertaining to or in connection with the Agreement, shall be resolved by mandatory and binding arbitration in accordance with the terms of this Section 10.14.  The occurrence of any of the foregoing matters shall be referred to as a “Dispute.”  Any party to this Agreement may bring by summary proceedings (for example, a plea in abatement or motion to stay further proceedings) an action in court to compel arbitration of any Dispute.

(b)           Governing Rules.  All Disputes between the parties shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Agreement and the AAA’s published Commercial Arbitration Rules, in effect on the date of this Agreement (“AAA Commercial Arbitration Rules”).  If Title 9 of the United States Code is inapplicable to any such claim or controversy for any reason, such arbitration shall be conducted pursuant to the laws of the State of California and in accordance with this Agreement and the AAA’s Commercial Rules.  To the extent that any inconsistency exists between this Agreement and such rules, this Agreement shall control.  Judgment upon the award rendered by the arbitrator(s) may be entered in and enforced by any court having jurisdiction and in accordance with the practice of such court.

(c)           No Waiver; Preservation of Remedies; No Punitive Damages; Attorney’s Fees.  The institution and maintenance of an action for judicial relief, pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.  Neither the arbitrator nor any court shall have the authority to award punitive damages or any other damages not measured by actual damages.  In Disputes each party agrees that a party may proceed against all liable persons, or against one or more of them, being less than all, without impairing rights against other liable persons.  A party may release or settle with one or more liable persons as the party deems fit without releasing or impairing rights to proceed against any persons not so released except to the extent that such settlement eliminates or reduces the amount a party may recover from persons not released by reason of the absence of several liability of the person not released, the reduction in the amount of the loss suffered by the claimant as a result of any recovery received in any settlement, or any other offset recognized in law or equity.  The prevailing party in any arbitration proceeding is entitled to the recovery of reasonable attorney’s fees and costs, including without limitation arbitration filing fees, arbitrator’s fees and other arbitration fees.  As used herein, “prevailing party” shall be that party which the arbitrator has determined has successfully established its claim or defense to a claim.

(d)           Arbitration Proceeding.  Except as otherwise provided for herein, the laws of the State of California, including but not limited to the confidentiality of communications in alternate dispute resolution proceedings, that would otherwise be applicable shall apply in any arbitration proceeding.  Any attorney-client privilege and other protection against a disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding.  No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement.  Any arbitration proceeding shall be conducted in Los Angeles, California, before a single arbitrator.  If the parties cannot agree on an arbitrator to conduct the arbitration proceeding within 30 calendar days of the date of the AAA’s notice to the respondent of the filing of an arbitration proceeding under this Agreement, then the arbitrator shall be selected pursuant to the provisions for appointment of an arbitrator in the AAA’s Commercial Rules subject to the qualifications and experience set forth herein, provided that the arbitrator shall be required to be an attorney who has a minimum of fifteen years of private practice experience in corporate law, including mergers and acquisitions.

(e)           Confidentiality.  Any arbitration proceedings conducted pursuant to this Agreement shall be confidential.  Without the written consent of all parties to the arbitration, or unless otherwise required by law, no party participant or the arbitrator may disclose the existence, content, or result of any arbitration, including any information about the evidence adduced by any other party in the arbitration proceeding or about documents produced by any other party, except in the course of another judicial, regulatory, or arbitration proceeding, or as may be requested by a Governmental Authority.  Before making any disclosure permitted by the preceding sentence, the party shall give the other party reasonable written notice of the intended disclosure and afford the other party opportunity to protect its interests.  The arbitrator, expert witnesses, and stenographic reporters shall sign appropriate nondisclosure agreements.

10.15       CPP.  The Members acknowledge that Manhattan Bancorp is a participant in the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”).  Under EESA Manhattan Bancorp and its Affiliates, including the Company, may be subject to certain limitations on their activities, including the amounts which may be paid as compensation to certain senior executives and other employees, and the structure of compensation plans and incentives.  Additional requirements may be imposed under EESA by the U.S. Treasury Department (“UST”) or subsequent legislation or regulations applicable to CPP participants at any time.  The Company shall operate at all times in full compliance with EESA and subsequent legislation or regulations applicable to CPP participants and the regulations and guidance issued by the UST pursuant thereto to the extent they apply to the Company, and the Members agree to comply and to cause any Indirect Investors in the Company to comply with all requirements thereof to the extent they apply to the Members or such Indirect Investors.

[Signature page follows]

The undersigned, being all of the initial Members of the Company, do hereby ratify, confirm and approve the adoption of this Agreement as the Limited Liability Company Operating Agreement of the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Operating Agreement.

MEMBERS:

MBFS HOLDINGS, INC.,
a California corporation

By:	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	President/CEO

BODI ADVISORS INC.,
a California corporation

By:	/s/ Ted Dahlke
	Name:	Ted Dahlke
	Title:	President

EXHIBIT A

MEMBERS’ CAPITAL CONTRIBUTIONS

Name and Address	Capital Contribution	Class A Membership Units	Class B Membership Units

MBFS Holdings, Inc. 2141 Rosecrans Avenue, Suite 1160, El Segundo, CA 90245	$7.00	700,000	0

Bodi Advisors Inc. 5023 North Parkway Calabasas, Calabasas, CA 91302	$3.00	300,000	166,667

EXHIBIT B

INITIAL EMPLOYEE EQUITY SCHEDULE

Shareholders	Shares

Greg Jacobson	2,340
Tad Dahlke	1,550
Hal Hermelee	1,550
David Cassan	600
Kent Usell	600
Matthew Kennedy	600
David Smith	600
Russell Hossain	600
Peter Harrison	600
Dan Baruch	600
Paul Jacob	300
TOTAL	9,940

EXHIBIT C

MANAGEMENT COMPANY BUY-SELL AGREEMENT

EXHIBIT D

FORM OF NON-COMPETITION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is dated as of [                ], by and between [              ] (“Shareholder”) and BODI Advisors, Inc., a California corporation (“Management Company”), Manhattan Capital Markets LLC, a California limited liability company (“Company”), MBFS Holdings, Inc., a California corporation formerly named MB Financial Services, Inc. (“MB”), and Manhattan Bancorp, a California corporation (“Manhattan Bancorp”).

RECITALS

A.            Shareholder is a stockholder, director and executive officer of Management Company and a director and executive officer of Company;

B.            Management Company is the owner of a substantial equity interest in Company (the “Company Interest”).  MB is also the owner of a substantial equity interest in the Company, and Manhattan Bancorp is the owner of MB;

C.            Pursuant to Sections 4.2, 4.3, and 4.4 of the operating agreement of the Company, dated as of October 1, 2009 (“Company Operating Agreement”), Management Company has been granted both certain rights and assumed certain obligations to include the Company Interest in a sale by MB of its interests in the Company or to have the Company Interest purchased by MB upon a Change in Control of MB or Manhattan Bancorp (a “Transaction”);

D.            Under Section 4.4(c) of the Company Operating Agreement, Shareholder has agreed to execute and deliver this Agreement, and to perform his obligations hereunder, upon a Transaction.

E.             By virtue of the Transaction, the Company will obtain a substantial economic benefit.  Substantially all of the assets of the Management Company consist of the Company Interest.  Shareholder is, in turn, a substantial shareholder in Management Company and will receive substantial economic benefit from Management Company’s sale of the Company Interest.

F.             In order to induce MB to enter into the Company Operating Agreement and acquire an interest in the Company, and to induce any acquirer of MB or Manhattan Bancorp or the Company Interest in connection with the Transaction, and to minimize the risk that the acquirer will lose the benefit of the goodwill and other assets being directly or indirectly acquired by it, the Shareholder has agreed to restrict his activities in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby

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agree as follows:

AGREEMENT

1.             Covenant Not To Compete.  For a period of 18 months from the later of (a) closing (“Closing”) of a Change in Control (as defined in the Company Operating Agreement), and (b) termination of Shareholder’s employment by the Company (the “Non-Compete Period”), the Shareholder shall not, directly or indirectly, including without limitation as an officer, director, proprietor, employee, independent contractor, partner, member, investor, guarantor, consultant, advisor, agent, sales representative or other participant, engage in or assist with any activity which is the same as, similar to or competitive with the Company’s Business (as defined in the Company Operating Agreement), in any state in the United States in which the Company or an affiliate thereof, during the immediately prior 3-year period, has been or at the time of the Closing is, engaged, or, in the case of mortgage brokerage activities only, the State of California.  The Shareholder understands the foregoing restrictions may limit his abilities to engage in certain business during the Non-Compete Period; however, Shareholder also acknowledges and agrees that he will receive sufficiently high remuneration and other benefits under the Operating Agreement to justify these restrictions.

2.             Non-Solicitation.

2.1           Employees/Contractors/Consultants.  During the 18 months following the termination of Shareholder’s employment with the Company, whether during or after the Non-Compete Period, (the “Post Employment Period”), Shareholder shall not directly or indirectly induce, solicit, recruit, or encourage or attempt to induce, solicit, recruit, or encourage any person then employed (whether part-time or full-time) by the Company or an affiliate (which term shall include any acquirer of the Company or MB or Manhattan Bancorp or their affiliates) thereof or any person employed (whether part-time or full-time) by the Company or an affiliate thereof within the prior year, whether as an officer, employee, independent contractor, consultant or advisor, to leave such employ of the Company or an affiliate thereof, to cease providing or otherwise alter the services then provided to the Company or an affiliate thereof; provided, that such restriction shall not prevent Shareholder or any business with which Shareholder is affiliated, from hiring or retaining any such person that contacts Shareholder respecting employment without having been directly or indirectly induced, solicited, recruited or encouraged in any way by Shareholder or any business with which Shareholder is affiliated.

2.2           Customers.  During the Post-Employment Period, the Seller and the Shareholder shall not solicit or encourage any Customer of the Company or an affiliate thereof to use the facilities or services of any competitor of the Company or an affiliate thereof.  “Customer” shall mean any person or entity to whom the Company provides goods or services or any person or entity with whom the Company has attempted to or is attempting to enter into a business relationship for the purpose of providing goods or services related to the Business.

3.             Separate Covenants.  The terms and provisions of the covenants contained in Sections 1 and 2 above are intended to be separate and divisible provisions and if, for any reason, any one or more of the sections or subsections are held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be

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affected.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in Sections 1 and 2 then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

3.1           Reformation.  Each party hereto acknowledges that the potential restrictions on Shareholder’s future activities imposed by the covenants in Sections 1 and 2 are reasonable in both duration and scope and in all other respects.  In the event that the provisions of Sections 1 or 2 should ever be deemed to exceed the duration or scope permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or other limitation, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

3.2           Specific Performance.  Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of Sections 1 or 2 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the Company, MB, Manhattan Bancorp or an affiliate thereof shall, in addition to any other rights or remedies which they may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of such provisions of this Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agree, to the maximum extent permitted by law, to have each such provision of Sections 1 and 2 specifically enforced against Shareholder, without the necessity of posting bond or other security, and consent to the entry of equitable or injunctive relief against them enjoining or restraining any breach or threatened breach of any of the provisions of Sections 1 or 2.

4.             Miscellaneous.

4.1           Amendment; Waiver.  This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

4.2           Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

4.3           Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California in the County of Los Angeles or of the United States of America for the Central District of California and, by execution and delivery of this Agreement, each of the parties hereby accepts for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the

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parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 4.4 below, such service to become effective thirty (30) days after such delivery.

4.4           Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answerback or telephonic confirmation is received:

If to Shareholder:	Greg Jacobson 5023 North Parkway Calabasas, 2nd Floor Calabasas, California 91302 Facsimile: (818) 876-7394

If to the Company or MB:	Manhattan Bancorp Attention: President 2141 Rosecrans Avenue, Suite 1160 El Segundo, California 90245 Facsimile: (310) 606-8090

4.5           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

4.6           Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be.  Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.7           Assignment.  This Agreement shall not be assignable by law or otherwise without the prior written consent of the other parties hereto; provided, however, that the Company or MB or Manhattan Bancorp or an affiliate thereof may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of the Company, MB, Manhattan Bancorp or any of its affiliates or any entity with or into which the Company or any of their affiliates may be consolidated or merged.

4.8           Compliance.  The failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that any party may have hereunder

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shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.

4.9           Advice of Counsel.  EACH OF THE PARTIES ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THEY HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

4.10         Headings.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

4.11         Severable Provisions.  The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

4.12         Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[ ], Individually

BODI ADVISORS, INC.

By:
Name:
Title:

MBFS HOLDINGS, INC.

By:
Name:
Title:

MANHATTAN CAPITAL MARKETS, LLC

By:
Name:
Title:

MANHATTAN BANCORP

By:
Name:
Title:

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